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                                                                   EXHIBIT 99


NEWS RELEASE                          [LOGO OF BELL ATLANTIC APPEARS HERE]



FOR IMMEDIATE RELEASE                              Contact:
May 1, 1998                                        Susan Kraus
                                                   212-395-0500
                                                   susan.kraus@BellAtlantic.com


                                                   David Frail
                                                   212-395-0500
                                                   david.frail@BellAtlantic.com



                  Bell Atlantic Announces 2-for-1 Stock Split

                      Cites Superior Growth Opportunities

     NEW YORK -- Bell Atlantic Corp. (NYSE:BEL) announced that its board of directors today approved a 2-for-1 stock split of its common shares, payable in the form of a 100 percent stock dividend.

     The stock dividend is payable on June 29 to shareowners of record as of the close of business on June 1. Each shareowner will receive one additional common share for every share owned. Bell Atlantic shares will continue to trade on a pre-split basis through June 29.

     The first quarter dividend of $.77 per pre-split share is payable today, May 1, to shareowners of record on April 10. Future dividends will be declared and paid on a post-split basis.

     "Stock splits are said to indicate faith in the future," said Bell Atlantic Chairman and CEO Raymond W. Smith, "and that certainly is the case with ours.

     "Our merger immediately created value for Bell Atlantic shareowners, and we are delivering solid growth off the post-merger company's larger earnings base. We are on track to meet our earnings target for this year, and we are executing on our long-term strategic plans to develop our data portfolio, enter the long distance market, and build our `first-mile' assets - the richest in the business -- into global capabilities and customer relationships."
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Bell Atlantic News Release, page 2



     Smith added, "Ivan Seidenberg, who will become CEO on June 1, and his team have what it takes to complete our transformation into a new kind of communications company. This stock split marks our confidence in our ability to make the most of the growth opportunities in this dynamic marketplace."

     The stock split is Bell Atlantic's third in 12 years.

     Bell Atlantic has one of the largest shareowner bases in America, with approximately 1.2 million registered accounts and 776.2 million common shares outstanding as of March 31, 1998.

     Bell Atlantic - formed through the merger of Bell Atlantic and NYNEX - is at the forefront of the new communications and information industry. With more than 41 million telephone access lines and 6.7 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 22 countries.

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